Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

News Release

Alexander B. Cummings Jr. Elected to Chevron Board of Directors
SAN RAMON, Calif., Dec. 10, 2014 - Chevron Corporation (NYSE: CVX) announced that Alexander B. Cummings Jr. has been elected to Chevron’s board of directors, and he will serve on the company’s Audit Committee.

John Watson, chairman of the board and chief executive officer of Chevron said, “Mr. Cummings is a proven business leader who brings international experience and a global outlook. We look forward to welcoming him to the board.”

Cummings, 58, is executive vice president and chief administrative officer of The Coca-Cola Company, where he oversees a variety of functions including legal, human resources, community engagement, strategic planning, information technology, sustainability, security and aviation, research and development, product integrity, innovation, and procurement. He joined Coca-Cola in 1997 as region manager in Nigeria. In 2000, he was named president of the company’s North & West Africa Division, and, in March 2001, he became president and chief operating officer of the Africa Group. Prior to joining Coca-Cola, he held several positions for The Pillsbury Company. He currently serves on the board of directors of Coca-Cola Bottling Co. Consolidated; S.C. Johnson & Son, Inc.; the African Leadership Foundation; CARE USA; and Clark Atlanta University.

Cummings holds a master’s degree in business administration and finance from Clark Atlanta University and a bachelor’s degree in finance and economics from Northern Illinois University.

Chevron is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. The company’s success is driven by the ingenuity and commitment of its employees and their application of the most innovative technologies in the world. Chevron is involved in virtually every facet of the energy industry. The company explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and other energy products; manufactures and sells petrochemical products; generates power and produces geothermal energy; and develops the energy resources of the future, including biofuels. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.
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Contact:     Kurt Glaubitz, San Ramon    +1-925-790-6928